BELL MICROPRODUCTS

CONTACT:	Rob Damron Investor Relations Representative Bell Microproducts Inc.

(414) 224-1668

ir@bellmicro.com

FOR IMMEDIATE RELEASE

BELL MICROPRODUCTS REPORTS SECOND QUARTER RESULTS
Non-GAAP Earnings of $.07/Share Driven by Strength in Enterprise and Industrial Sectors
European Operating improvement is Contributor to Higher Year-over-Year Gross Margin

SAN JOSE, CA—(July 26, 2006) — Bell Microproducts, Inc. (NASDAQ: BELM) today announced its financial results for the second quarter ended June 30, 2006.

Revenues were $777 million in the second quarter. This represented a 1% decrease from last year’s record second quarter revenue of $788 million. Net earnings, excluding the impact of non-cash stock based compensation expense, for the quarter ended June 30, 2006 were $2.3 million, or $0.07 per share on 30.6 million diluted shares. GAAP net earnings were $1.7 million, or $0.05 per share on 30.6 million diluted shares. This compares to last year’s second quarter GAAP net earnings of $3.2 million, or $0.11 per share on 29.7 million diluted shares.

Revenues of $1.64 billion were a record for the first six months of 2006, increasing 3% compared to $1.59 billion in the first six months of 2005. Net earnings for the first six months, excluding the impact of non-cash stock based compensation expense, were $5.2 million, or $0.16 per share on 31.6 million diluted shares. GAAP net earnings were $4.1 million, or $0.13 per share on 31.6 million diluted shares.

Commenting on the second quarter 2006 financial results, W. Donald Bell, President and Chief Executive Officer of Bell Microproducts said, “In the second quarter we experienced two different market conditions for our products. The Enterprise and Industrial/OEM markets, where we have relatively higher margins, experienced improving sales and profits as compared to last year and Q1. Conversely, demand in the System Builder marketplace, comprised primarily of disk drives and microprocessors, was weaker due to seasonal and industry-specific issues. The strength we experienced in the quarter in our Enterprise and Industrial sectors, and the resulting mix towards higher margin products, drove an increase in gross profit margins of 70 basis points to 7.9% compared to the second quarter of 2005, the highest level since 2004.”

Geographic Highlights

During the second quarter, the company’s European operations continued to improve and were a contributor to the year-over-year improvement in gross margin and operating margin. The operating margin in the company’s European business was 37 basis points in the second quarter compared with being slightly below break even in the second quarter of 2005. The European operation is benefiting from increased focus on higher margin markets and cost control.

The company’s North American operations again generated solid profitability during the second quarter of 2006 despite the softness in the System Builder market, and the company posted strong profit performance in Latin America in a seasonally soft quarter.

•	Revenue in the second quarter of 2006 was split among the company’s geographies as follows: North America 40%, Europe 45%, and Latin America 15%.

•	North American revenue declined 8% compared to the second quarter of 2005. The Enterprise and Industrial/OEM markets had strong growth year-to-year, while there were seasonal and other market specific factors resulting in softness in the System Builder market. The operating margin in North America was 2.49%.

•	Latin American revenue increased 16% compared to the second quarter of 2005. The Latin America business had a solid quarter, generating strong growth from last year and record profitability. This unit experienced growth across the region compared with last year, with strength in the higher margin, in-country operations. The Operating Margin in Latin America was 1.89%.

•	European revenue was flat compared to the second quarter of 2005. In local currency, total European revenue grew 4%. OpenPSL, the higher margin enterprise solutions unit, had another strong sales quarter increasing 20% in dollars and 22% in local currency. As indicated, the operating margin in Europe was 37 basis points.

Solutions and Components and Peripherals Highlights

•	For the second quarter of 2006, Solutions represented 53% of the company’s product mix and Components and Peripherals accounted for 47% of the mix.

•	Revenue in the Solutions category of the company’s business increased 1% compared to the second quarter of 2005. During the latter part of 2005 and early 2006, the company exited sales of certain PC products in Europe, resulting in a decline in computer platform sales. Sales of storage systems and Bell Micro services grew in the quarter year-over-year.

•	Components and Peripherals sales declined 4% as compared to the second quarter of 2005, with an increase in peripherals and a decrease in microprocessors and disk drives. Disk drives were 28% of total sales in the quarter.

Operating Trends

Gross profit margins in the second quarter increased to 7.9% compared to 7.2% in the second quarter of 2005 and 7.3% in the first quarter of 2006. The year-over-year and sequential improvement in gross margin percentage was primarily due to strong performance in the higher margin Enterprise and Industrial/OEM sectors and the three dedicated Enterprise units – Rorke Data, TotalTec and OpenPSL.

Operating expenses decreased by 3% compared with the first quarter of 2006. As a percent of sales, operating expenses increased to 6.7% from 5.9% in the second quarter of 2005 and from 6.2% in the first quarter of 2006 as a result of lower sales volume in the quarter. The year-over-year increase in operating expenses was primarily due to the expenses associated with the acquisition and integration of MCE late in 2005 and Net Storage in the third quarter of 2005, as well as the expenses related to the growth in the Solutions business units TotalTec and Rorke Data in North America.

The total company operating margin increased sequentially by 13 basis points to 1.25% in the quarter from 1.12% in the first quarter of 2006 and compared with 1.35% in the second quarter of 2005.

Balance Sheet

Inventories were $361 million at June 30, 2006 compared to $318 million at December 31, 2005. Days in inventory (DIO) were 46 days in the second quarter of 2006, compared to 37 days at the end of 2005. Inventory levels were higher on average throughout the quarter, resulting in higher interest charges in the second quarter. Shipments by manufacturers at the end of June resulted in approximately $50 million in product receipts in July that were counted in inventory at June 30, 2006. The company expects to sell this product in the third quarter, which will result in reduced inventory levels.

Accounts receivable were $413 million at June 30, 2006 compared to $422 million at December 31, 2005. Days sales outstanding (DSO) were 48 days in the second quarter of 2006 versus 45 days at the end of 2005. DSO’s increased primarily due to shipments late in the quarter and the fact that Enterprise and Industrial accounts have longer payment terms in contrast to System Builder accounts where the terms are customarily 30 days.

The company’s cash conversion cycle was 52 days in the second quarter of 2006 compared to 42 days at December 31, 2005. Total debt net of cash was $293 million as of June 30, 2006 compared to $266 million on December 31, 2005.

Net interest / other expense increased to $7.3 million from $6.0 million in the first quarter of 2006 due to the higher debt level associated with the acquisition of MCE and increased working capital levels, as well as higher interest rates on the variable portion of the company’s debt.

As part of the quarterly review process, the company analyzes its goodwill and is currently working to determine whether an impairment charge is necessary. This analysis has not been completed and the company is unable to quantify the amount of the charge, if any, at this time. If it is determined that goodwill is impaired, the resulting charge, while a non-cash item, may have a material impact on the company’s reported results.

Management Discussion and Outlook

Mr. Bell continued, “The demand from the computer System Builder market was lower in the channel in Q2. We believe that competitive issues in the microprocessor segment of the marketplace had a temporary, but significant, negative effect on channel demand for these and related products during the quarter, as product announcements and price reductions scheduled for the third quarter were pre-announced in the second quarter. We expect improvement in the market for these product categories in the third quarter. The Enterprise and Industrial/OEM markets are also expected to remain strong in the third quarter.”

“We expect seasonal strength, the benefits of operating leverage based on additional volume, and increased profitability as we move into the second half of the year. We believe we are positioned for further improvements in our results as the year progresses.”

Conference Call on the Web

Bell Microproducts will host a conference call to discuss second quarter 2006 results at 11:00 Eastern time on Wednesday, July 26, 2006. A live Internet broadcast of the company’s conference call will be available via the company’s web site at www.bellmicro.com.

About Bell Microproducts

Bell Microproducts [NASDAQ: BELM] is an international, value-added distributor of a wide range of high-tech products, solutions and services, including storage systems, servers, software, computer components and peripherals, as well as maintenance and professional services.  An industry-recognized specialist in storage products, this Fortune 1000 company is one of the world’s largest storage-centric value-added distributors.

Bell Microproducts is uniquely qualified with deep technical and application expertise to service a broad range of information technology needs.  From design to deployment, its products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions.  More information can be found in the company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

Use of Non-GAAP Financial Measures

The company believes presentation of earnings and operating expense information excluding non-cash stock based compensation expense to be useful information regarding the operational performance of the company’s business and to allow investors to more accurately compare 2006 performance to 2005 performance during which time the company was not required to recognize all of such expenses. Investors should consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. The company has included tables which compare the GAAP and non-GAAP financial results as part of this release.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the company’s current views of our expectations for improvement in performance for the remainder of 2006 and the effect of any potential goodwill impairment involve known and unknown risks and uncertainties which could cause actual results or facts to differ materially from such statements for a variety of reasons including, but not limited to: changing industry and economic conditions; changes in product supply, pricing, and customer demand; competition; other vagaries in the computer and electronic components markets; effects of acquisitions and restructuring initiatives; changes in relationships with key suppliers; availability of financing; foreign currency fluctuations; the goodwill analysis and the other risks described from time to time in the company’s reports to the Securities and Exchange Commission (including the company’s Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The company undertakes no obligation to update publicly or revise any forward-looking statements.

BELL MICROPRODUCTS INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30, 2006		December 31, 2005
ASSETS
Current assets:
	$		$
Cash		8,643		29,927
Accounts receivable, net		413,185		421,535
Inventories		360,848		318,174
Prepaid expenses and other current assets		30,464		29,039

Total current assets		813,140		798,675

Property and equipment, net		13,320		13,212
Goodwill and other intangibles		112,615		109,968
Other assets		10,671		11,477
	$		$
Total assets		949,746		933,332

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
	$		$
Accounts payable		332,725		346,275
Borrowings under lines of credit		49,566		28,747
Short-term note payable and current portion of
long-term notes payable		10,633		10,639
Other accrued liabilities		71,752		66,832

Total current liabilities		464,676		452,493
Borrowings under lines of credit		100,502		107,733
Long-term notes payable		140,109		147,353
Other long-term liabilities		6,774		5,372
Total liabilities		712,061		712,951

Shareholders' equity:
Common Stock		181,042		178,872
Retained earnings		36,769		32,655
Other comprehensive income		19,874		8,854
Total shareholders' equity		237,685		220,381

	$		$
Total liabilities and shareholders’ equity		949,746		933,332

BELL MICROPRODUCTS INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$777,163	$788,471	$1,643,678	$1,592,419
Cost of sales	715,551	731,341	1,518,791	1,477,990

Gross profit	61,612	57,130	124,887	114,429
Selling, general and administrative expenses	51,913	46,463	105,447	91,908

Income from operations	9,699	10,667	19,440	22,521
Interest expense and other income	(7,267)	(5,562)	(13,253)	(10,380)

Income before income taxes	2,432	5,105	6,187	12,141
Provision for income taxes	778	1,930	2,073	4,590

Net income	$1,654	$3,175	$4,114	$7,551

Earnings per share
Basic	$0.05	$0.11	$0.14	$0.26

Diluted	$0.05	$0.11	$0.13	$0.25

Shares used in per share calculation
Basic	30,338	28,999	30,265	28,897

Diluted	30,613	29,696	31,580	29,665

BELL MICROPRODUCTS INC.
Non-GAAP Statements of Operations
(In thousands, except per share data)
(Unaudited)

		Excluding Stock-based
		Compensation Expense
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net sales	$777,163	$788,471	$1,643,678	$1,592,419
Cost of sales	715,551	731,341	1,518,791	1,477,990

Gross profit	61,612	57,130	124,887	114,429
Selling, general and administrative expenses	50,980	46,094	103,830	91,225

Income from operations	10,632	11,036	21,057	23,204
Interest expense and other income	(7,267)	(5,562)	(13,253)	(10,380)

Income before income taxes	3,365	5,474	7,804	12,824
Provision for income taxes	1,077	1,930	2,608	4,873

Net income	$2,288	$3,544	$5,196	$7,951

Earnings per share
Basic	$0.08	$0.12	$0.17	$0.28

Diluted	$0.07	$0.12	$0.16	$0.27

Shares used in per share calculation
Basic	30,338	28,999	30,265	28,897

Diluted	30,613	29,696	31,580	29,665

Non-GAAP presentation does not include pre-tax stock based compensation expense of $933,000 and $369,000 for the three months ended June 30, 2006 and 2005, and $1.6 million and $683,000 for the six months ended June 30, 2006 and 2005, respectively.